Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: January 25, 2022
Capital One Reports Fourth Quarter 2021 Net Income of $2.4 billion, or $5.41 per share
Fourth Quarter 2021 Net Income of $5.41 per share
McLean, Va. (January 25, 2022) – Capital One Financial Corporation (NYSE: COF) today announced net income for the fourth quarter of 2021 of $2.4 billion, or $5.41 per diluted common share, compared with net income of $3.1 billion, or $6.78 per diluted common share in the third quarter of 2021, and with net income of $2.6 billion, or $5.35 per diluted common share in the fourth quarter of 2020.
“In the fourth quarter, we posted strong growth with strikingly strong credit results, and we continued to return capital to our shareholders,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “As we enter 2022, we continue to see attractive opportunities to grow and build our franchise.”
The quarter included the following notable item:

(Dollars in millions, except per share data)	Pre-Tax Impact	Diluted EPS Impact
Legacy rewards program upgrade	$(92)	$(0.16)
All comparisons below are for the fourth quarter of 2021 compared with the third quarter of 2021 unless otherwise noted.
Fourth Quarter 2021 Income Statement Summary:
•Total net revenue increased 4 percent to $8.1 billion.
•Total non-interest expense increased 12 percent to $4.7 billion:
◦33 percent increase in marketing.
◦7 percent increase in operating expenses.

Capital One Fourth Quarter 2021 Earnings

•Pre-provision earnings decreased 6 percent to $3.4 billion.(1)
•Provision for credit losses increased $723 million to $381 million:
◦Net charge-offs of $527 million.
◦$145 million loan reserve release.
•Net interest margin of 6.60 percent, an increase of 25 basis points.
•Efficiency ratio of 57.63 percent.
•Operating efficiency ratio of 45.32 percent.
Fourth Quarter 2021 Balance Sheet Summary:
•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 13.1 percent at December 31, 2021.
•Period-end loans held for investment in the quarter increased $16.0 billion, or 6 percent, to $277.3 billion.
◦Credit Card period-end loans increased $9.7 billion, or 9 percent, to $114.8 billion.
•Domestic Card period-end loans increased $9.5 billion, or 10 percent, to $108.7 billion.
◦Consumer Banking period-end loans increased $534 million, or 1 percent, to $77.6 billion.
•Auto period-end loans increased $1.1 billion, or 1 percent, to $75.8 billion.
◦Commercial Banking period-end loans increased $5.7 billion, or 7 percent, to $84.9 billion.
•Average loans held for investment in the quarter increased $14.1 billion, or 6 percent, to $267.2 billion.
◦Credit Card average loans increased $6.5 billion, or 6 percent, to $108.6 billion.
•Domestic Card average loans increased $6.4 billion, or 7 percent, to $102.7 billion.
◦Consumer Banking average loans increased $1.4 billion, or 2 percent, to $77.4 billion.
•Auto average loans increased $2.0 billion, or 3 percent, to $75.3 billion.
◦Commercial Banking average loans increased $6.1 billion, or 8 percent, to $81.1 billion.
•Period-end total deposits increased $5.0 billion, or 2 percent, to $311.0 billion, while average deposits increased $2.2 billion, or 1 percent, to $307.3 billion.
•Interest-bearing deposits rate paid decreased 1 basis point to 0.33 percent.

(1)Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period. Management believes that this financial metric is useful in enabling investors and others to assess the Company’s ability to generate income to cover credit losses through a credit cycle, which can vary significantly between periods.

Capital One Fourth Quarter 2021 Earnings

2021 Full Year Income Statement Summary:
◦Total net revenue increased 7% to $30.4 billion.
◦Total non-interest expense increased 10 percent to $16.6 billion:
◦78 percent increase in marketing.
◦2 percent increase in operating expenses.
◦Pre-provision earnings increased 3 percent to $13.9 billion.(1)
◦Provision for credit losses decreased 119 percent to $1.9 billion:
•Net interest margin of 6.21 percent, an increase of 15 basis points.
◦Efficiency ratio of 54.44 percent.
◦Efficiency ratio excluding adjusting items of 54.12 percent.(2)
◦Operating efficiency ratio of 45.01 percent.
◦Operating efficiency ratio excluding adjusting items of 44.68 percent.(2)
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on January 25, 2022 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through February 8, 2022 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2020.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $311.0 billion in deposits and $432.4 billion in total assets as of December 31, 2021. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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(1)Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period. Management believes that this financial metric is useful in enabling investors and others to assess the Company’s ability to generate income to cover credit losses through a credit cycle, which can vary significantly between periods.
(2)Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.